EXHIBIT 99.1

Contacts: MEDIA RELATIONS Jon Siegal Ronald Trahan Associates (RTA) Inc. (508) 647-9782, ext. 15	INVESTOR RELATIONS John McManus NeoTherapeutics, Inc. (949) 788-6700, ext. 247

NeoTherapeutics reports interim results
from pilot study in Parkinson’s disease

Data suggest acute symptomatic benefits;
long-term trial has been discontinued; acute treatment trial is planned

IRVINE, Calif., May 30, 2002 — NeoTherapeutics, Inc. (NASDAQ: NEOT) announced interim results from its pilot study of Neotrofin™ in patients with early-stage Parkinson’s disease. Data for 20 patients treated with Neotrofin and 6 patients treated with placebo have been analyzed through the first 4 weeks of the 12-week study. The results suggest acute efficacy in the first several weeks, when patients were receiving Neotrofin 250 mg twice-per-day, with a decrease in efficacy thereafter, as patients were titrated first to 500 mg twice-per-day, then to 1000 mg twice-per-day.

The patients treated with Neotrofin showed statistically significant improvement in scores on the “Motor Examination” from the Unified Parkinson’s Disease Rating Scale within two to three hours after receiving their first 250 mg dose of Neotrofin. Dosing was then continued with 250 mg in the morning and evening for 2 weeks, after which the Motor Examination was done before and 2-3 hours after a second 250 mg morning dose, again revealing a significant improvement among patients taking Neotrofin. Dosing was then continued with 500 mg twice a day for 2 weeks, after which the Motor Examination was done before and 2-3 hours after a second 500 mg morning dose, at which time the improvement in scores was smaller and not statistically significant among patients receiving Neotrofin.

The score changes among patients on placebo were not statistically significant at any time point, and were not significantly different from the Neotrofin treatment group, although the small size of the placebo group limits the power of those statistical analyses. Dosing was subsequently continued, as tolerated, at 1000 mg twice-per-day during the remainder of the 12-week study period, for which data have been collected for the 26 patients, but have not yet been fully analyzed.

“The data from this study suggest that Neotrofin may have acute symptomatic benefits in patients with Parkinson’s disease,” stated Daniel Truong, M.D., of the Parkinson’s and Movement Disorder Institute in Fountain Valley, California, one of the five study sites participating in the study. “It is surprising that the effects appear so quickly, and seem to lessen during continued treatment as the dosage is increased.”

“We were expecting that Neotrofin would have more gradual effects, consistent with a possible neurotrophic mechanism of action,” agreed Jacob Huff, M.D., Vice President, Medical Affairs at NeoTherapeutics. “These results do not exclude a neurotrophic mechanism, but suggest that an additional acute action may also be involved. Because of the ascending-dose design, it is not clear whether the diminishing efficacy during the course of the study is due to loss of response with continuing treatment, or to lower efficacy with higher doses.”

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In an effort to resolve that question, the Company has decided to stop the current protocol and initiate a new study in which patients will be maintained on lower doses, rather than being titrated to higher doses as in the current protocol. The new protocol will also include a larger placebo sample, rather than continuing the present study with its 4:1 active to placebo ratio. Further studies may explore the possibility that intermittent therapy with Neotrofin may be necessary in order to optimize the therapeutic response.

“Going forward we plan to run some short-term, low-dose studies of Neotrofin in Parkinson’s disease to hopefully replicate and extend the statistically significant findings from this study,” said Alvin Glasky, Ph.D., Chairman and Chief Scientific Officer of NeoTherapeutics. “These studies should provide us with rapid answers at minimal cost, and will help decide the appropriate next step for the clinical development of Neotrofin in Parkinson’s disease. We are pleased that this study parallels findings in animal studies where lower doses provided rapid responses.”

NeoTherapeutics seeks to create value for stockholders through the discovery and licensing out of central nervous system (CNS) drugs, the in-licensing and commercialization of anti-cancer drugs, and the licensing out of new drug targets discovered through genomics research. The Company’s lead oncology drug, satraplatin, is being prepared for a phase 3 study in prostate cancer. Phase 2 studies of Neotrofin™ in Parkinson’s disease, spinal cord injury and chemotherapy-induced neuropathy are ongoing. Additional anti-cancer drugs are in phase 1 and 2 human clinical trials, and the Company has a rich pipeline of pre-clinical neurological drug candidates. For additional information visit the Company’s web site at www.neot.com.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

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